                                                                   Exhibit 99.1

News Release                         [CORRECTIONS CORPORATION OF AMERICA LOGO]

Contact:   Karin Demler: (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                      ANNOUNCES 2004 SECOND QUARTER RESULTS

          REVENUES FOR SECOND QUARTER INCREASE 13.9% TO $289.4 MILLION

                AVERAGE COMPENSATED OCCUPANCY INCREASES TO 95.8%

NASHVILLE, TENN. - AUGUST 5, 2004 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced its financial results for the three- and six-month periods ended June 30, 2004.

FINANCIAL HIGHLIGHTS

SECOND QUARTER OF 2004 COMPARED WITH SECOND QUARTER OF 2003

For the three-month period ended June 30, 2004, the Company reported net income available to common stockholders of $14.8 million, or $0.38 per diluted share, compared with $12.1 million, or $0.34 per diluted share, for the same period in 2003.

Results for the second quarter of 2003 included the following special items:

  - A charge of approximately $4.1 million, or $0.11 per diluted share, associated with the Company's recapitalization transactions completed in May 2003;
  - A non-cash gain of $2.9 million, or $0.08 per diluted share, associated with the extinguishment of a promissory note issued in connection with the final payment of the state court portion of the Company's 2001 stockholder litigation settlement; and
  - A charge of approximately $4.5 million, or $0.12 per diluted share, for a premium paid associated with the Company's tender offer for the Company's series B cumulative preferred stock completed during the second quarter of 2003.

Excluding the above mentioned special items, the Company generated net income available to common stockholders of $17.8 million, or $0.50 per diluted share, during the second quarter of 2003.

In accordance with generally accepted accounting principles ("GAAP"), results for 2003 do not include a provision for income taxes due to the application of a valuation allowance applied to net deferred tax assets, which was substantially reversed at December 31, 2003. The Company estimates that net income available to common stockholders for the second quarter of 2003, adjusted for the special items and for an income tax provision using an estimated combined federal and state effective tax rate of 40% (the approximate rate currently being used for 2004) would have been $9.3 million, or $0.26 per diluted share. The second quarter earnings per diluted share for 2004 represents a 46% increase over estimated second quarter 2003 earnings per diluted share on an adjusted and as-taxed basis. Please refer to the Illustration


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

                                                 CCA 2004 Second Quarter Results
                                                                          Page 2

of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and six months ended June 30, 2003, following the financial statements herein.

Operating income for the three months ended June 30, 2004, was $43.8 million compared with $40.8 million for the same period in the prior year. EBITDA adjusted for special items ("Adjusted EBITDA") for the second quarter of 2004 was $56.7 million, compared with $54.2 million for the second quarter of 2003.

The financial results for the second quarter of 2004 reflect a 13.9% increase in revenues resulting from higher occupancy levels, as well as savings in interest and preferred stock distributions resulting from the refinancing and recapitalization transactions completed during the second and third quarters of 2003. These improvements were partially offset by approximately $3.9 million in operating losses incurred at the Company's Northeast Ohio Correctional Center, Tallahatchie County Correctional Facility and the Delta Correctional Facility primarily as a result of start-up activities resulting from new contract awards during the second quarter of 2004, compared with $1.4 million in operating losses at the Northeast Ohio and Tallahatchie facilities during last year's second quarter.

Adjusted free cash flow decreased slightly to $25.8 million during the three-month period ended June 30, 2004, compared with $26.2 million generated during the same period in 2003. In addition to the aforementioned increase in operating losses incurred in connection with start-up activities, adjusted free cash flow for the second quarter of 2004 was negatively impacted by an increase of $5.2 million in cash used for investments in technology and facility improvements compared with the same period in the prior year. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

REDEMPTION OF SERIES B PREFERRED STOCK

During the second quarter of 2004, the Company redeemed the remaining 1.0 million shares of its outstanding 12.0% series B cumulative preferred stock at the stated value of $24.46 per share plus accrued dividends, utilizing cash on hand. Following the redemption of the series B cumulative preferred stock, the Company has extinguished all of its preferred stock issuances.

FIRST HALF OF 2004 COMPARED WITH FIRST HALF OF 2003

For the six months ended June 30, 2004, the Company generated net income available to common stockholders of $29.1 million, or $0.74 per diluted share, compared to $29.6 million, or $0.89 per diluted share, for the six months ended June 30, 2003.

Excluding the special items described above, all of which occurred during the three-month period ended June 30, 2003, and adjusting for an income tax provision, the Company estimates that net income available to common stockholders for the first half of 2003 would have been $17.4 million, or $0.52 per diluted share. The $0.74 in earnings per diluted share for the first six months of 2004 represents a 42% increase in adjusted diluted earnings per share over the same period in the prior year. Please refer to the Illustration of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and six months ended June 30, 2003, following the financial statements herein.

Operating income for the first half of 2004 increased to $86.2 million compared with $83.1 million for the first half of 2003. Excluding the aforementioned special items for the first six months of 2003, Adjusted EBITDA for the six months ended June 30, 2004, increased to $112.0 million compared with $109.2 million during the same period in the prior year. The improved financial performance for the first six

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                                                 CCA 2004 Second Quarter Results
                                                                          Page 3

months resulted from many of the same items driving the Company's second quarter results: higher revenues resulting from increased occupancy levels, savings in interest and preferred stock distributions resulting from the refinancing and recapitalization transactions completed during the second and third quarters of 2003, partially offset by the aforementioned increase in operating losses incurred in connection with the start-up activities and staffing expenses at the Company's Northeast Ohio, Tallahatchie and Delta facilities. The combined operating losses for the six months ended June 30, 2004, and 2003 at these facilities were $5.8 million and $2.8 million, respectively.

Adjusted Free Cash Flow also decreased during the first half of 2004 to $52.8 million compared with $56.6 million during the first half of 2003. In addition to operating losses incurred in connection with the aforementioned start-up activities, Adjusted Free Cash Flow for the first six months of 2004 was negatively impacted by an increase of $11.6 million in cash used for investments in technology and facility improvements compared with the same period in the prior year. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

OPERATIONS HIGHLIGHTS

For the three months ended June 30, 2004 and 2003, key operating statistics for the continuing operations of the Company were as follows:

===========================================================================================
                                                           THREE MONTHS ENDED JUNE 30,
                       Metric                               2004                 2003
-------------------------------------------------------------------------------------------
Average Available Beds                                        66,270                58,732
Average Compensated Occupancy                                  95.8%                 91.1%
Total Compensated Man-Days                                 5,778,611             4,867,064

Revenue per Compensated Man-Day                          $     49.14          $      51.08
Operating Expense per Compensated Man-Day:
   Fixed                                                       27.67                 28.40
   Variable                                                     9.27                  9.69
                                                      --------------          ------------
   Total                                                       36.94                 38.09
                                                      --------------          ------------

Operating Margin per Compensated Man-Day                 $     12.20          $      12.99
                                                      ==============          ============

Operating Margin                                               24.8%                25.4%
===========================================================================================

As expected, the decrease in margins from the prior-year period was substantially the result of an increase in the Company's managed-only business resulting from the award of 6,314 incremental beds by the Texas Department of Criminal Justice ("TDCJ"), combined with the aforementioned operating losses arising from facility start-up activities during the second quarter of 2004. To better illustrate the effect on operating margins of the Texas contract award, operating margins for managed-only facilities averaged 15.1% during the three-month period ended June 30, 2004, compared with 29.1% for owned and managed facilities. In addition, operating margins during the second quarter of 2003 included the benefit of a take-or-pay contract at the Company's McRae Correctional Facility, which guaranteed the Company revenue based on a 95% occupancy rate despite an average occupancy during the ramp-up period in the second quarter of 2003 of 64%.

Total revenue for the second quarter of 2004 increased 13.9% to $289.4 million from $254.1 million during the second quarter of 2003, as total compensated man-days increased to 5.8 million from 4.9 million. Average compensated occupancy for the quarter increased to 95.8% from 91.1% in the second

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                                                 CCA 2004 Second Quarter Results
                                                                          Page 4


quarter of 2003. Revenue per compensated man-day decreased from $51.08 in the second quarter of 2003 to $49.14 during the current quarter reflecting lower per-diems associated primarily with the aforementioned Texas contract award.

Fixed operating expenses per compensated man-day consisting primarily of salaries and benefits, decreased due to leveraging such costs over a larger inmate population during the second quarter of 2004 compared with the second quarter of 2003. Variable operating expenses per compensated man-day decreased primarily as a result of lower inmate medical expenses. Under the terms of the new Texas management contracts, the TDCJ retained responsibility for all inmate medical requirements.

BUSINESS DEVELOPMENT HIGHLIGHTS

On May 10, 2004, the Company announced the completion of a contractual agreement to house inmates from the State of Hawaii at its owned and operated Tallahatchie County Correctional Facility. The new agreement expires on June 30, 2006. The Company's current contracts to house Hawaiian inmates in its owned and operated Diamondback Correctional Facility, located in Watonga, Oklahoma, and its Florence Correctional Facility, located in Florence, Arizona, which expired on June 30, 2004, were also extended for an additional two years. Beginning August 15, 2004, the combined contracts guarantee a minimum monthly average of 1,500 inmates to be housed at these three facilities. As of June 30, 2004, the Company housed 1,516 Hawaiian inmates at these three facilities.

On May 20, 2004, the Company announced that it entered into new agreements with the states of Minnesota and North Dakota to house portions of those states' inmates at its owned and operated Prairie Correctional Facility located in Appleton, Minnesota. Under the agreement with Minnesota, the Company will manage an unspecified number of medium-security, male inmates at the Prairie facility. The population may fluctuate based on the State's needs and the space available at the Prairie facility. The terms of the contract include an initial one-year period through June 30, 2005, with two one-year renewal options. The agreement with North Dakota, which became effective in March 2004 has an initial term through February 2005 with an indefinite number of annual renewal options. This contract, similar to the Minnesota agreement, does not indicate a specific inmate population to be managed by the Company and is also expected to vary based on the State's needs and space availability.

On June 1, 2004, the Company announced the completion of a contractual agreement to manage a population of up to 128 Colorado maximum-security inmates at the Company's owned and operated Tallahatchie County Correctional Facility. The terms of the contract include a one-year agreement effective through June 30, 2005, with four one-year renewal options.

On July 1, 2004, the Company announced the completion of a contractual agreement with the State of Washington Department of Corrections. The Company will manage male, medium-security inmates at its owned and operated Crowley County Correctional Facility located in Olney Springs, Colorado, and at its owned and operated Prairie Correctional Facility. The Company expects to receive an initial population of approximately 300 Washington inmates. The terms of the contract provide an initial one-year period through June 30, 2005, with an unspecified number of renewal options.

As expected and previously disclosed, the State of Wisconsin opened two new facilities owned by the State and has removed all inmates from the Company's Diamondback Correctional Facility and continues to reduce the number of inmates housed at the Prairie Correctional Facility. The decline in Wisconsin inmate populations at the Diamondback facility has been offset by a new contract announced during the first quarter of 2004 to house Arizona inmates at that facility. At June 30, 2004, 493 Wisconsin inmates remained housed at the Prairie facility. The Company currently expects a further reduction in the

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
                                                 CCA 2004 Second Quarter Results
                                                                          Page 5


population of inmates from the State of Wisconsin. However, the timing and quantity of inmates to be removed remains uncertain. The Company continues to pursue potential customers to utilize beds it expects to become available at the Prairie Facility, but can provide no assurances that it will be successful.

Commenting on the Company's second quarter results, John Ferguson, president and CEO stated, "Our second quarter and first half operating results reflect considerably higher revenues resulting from a number of new contracts as well as overall higher occupancy levels. We also continue to see the benefits from our efforts over the past two years of refinancing our debt and simplifying our capital structure."

Ferguson continued, "Much of the Company's new contract activity, as well as a number of outstanding requests for proposal, are from states that either were not or are not currently utilizing the private sector. This new contract activity is also consistent with a recent report from the Bureau of Justice Statistics showing that in the period from July 1, 2002, through June 30, 2003, additions to the U.S. prison population nearly doubled compared with additions to the U.S. prison population during the previous 12-month period. We believe that this ongoing demand, combined with little visible new bed construction, will lead to continued prison overcrowding. This environment should provide numerous opportunities for our company to fill its remaining empty beds and, in appropriate situations, to deliver new beds to meet customer needs."

GUIDANCE

The Company expects fully-diluted earnings per share ("EPS") for the third quarter of 2004 to be in the range of $0.39 to $0.41. Expectations for the fourth quarter are in the range of $0.39 to $0.41, resulting in guidance for full-year EPS in the range of $1.53 to $1.57. As previously conveyed, the guidance includes a provision for income taxes. During 2004, the Company expects to invest approximately $134.6 million in capital expenditures consisting of approximately $84.6 million in prison construction and expansions, $28.6 million in maintenance capital expenditures and approximately $21.4 million in information technology.

SUPPLEMENTAL FINANCIAL INFORMATION

The Company has made available on its website supplemental financial information and other data for the three and six months ended June 30, 2004. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under the Financial Information of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Daylight Time (3:00 p.m. Eastern Daylight Time) today to discuss its second-quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 4:00 p.m. Central Daylight Time through 11:59 p.m. Central Daylight Time on August 12, 2004, by dialing 1-800-405-2236, pass code 11003575.
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
                                                 CCA 2004 Second Quarter Results
                                                                          Page 6

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 65 facilities, including 38 company-owned facilities, with a total design capacity of approximately 66,000 beds in 20 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities; (iii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (iv) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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
                                                 CCA 2004 Second Quarter Results
                                                                          Page 7



               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              JUNE 30,       December 31,
                               ASSETS                                           2004             2003
---------------------------------------------------------------------       -------------    -------------
Cash and cash equivalents                                                     $    50,137    $    84,231
Restricted cash                                                                    12,876         12,823
Accounts receivable, net of allowance of $1,646 and $1,999,
respectively                                                                      158,489        136,465
Deferred tax assets                                                                46,092         50,473
Prepaid expenses and other current assets                                          14,532          8,028
Current assets of discontinued operations                                              --          1,158
                                                                              -----------    -----------
        Total current assets                                                      282,126        293,178

Property and equipment, net                                                     1,630,612      1,586,979

Investment in direct financing lease                                               17,426         17,751
Goodwill                                                                           15,563         15,563
Deferred tax assets                                                                    --          6,739
Other assets                                                                       32,492         38,818
                                                                              -----------    -----------

        Total assets                                                          $ 1,978,219    $ 1,959,028
                                                                              ===========    ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------
Accounts payable and accrued expenses                                         $   168,685    $   156,806
Income tax payable                                                                    489            913
Current portion of long-term debt                                                   2,529          1,146
Current liabilities of discontinued operations                                         --            761
                                                                              -----------    -----------
  Total current liabilities                                                       171,703        159,626

Long-term debt, net of current portion                                          1,000,676      1,002,282
Deferred tax liabilities                                                            6,002             --
Other liabilities                                                                  21,799         21,655
                                                                              -----------    -----------

        Total liabilities                                                       1,200,180      1,183,563
                                                                              -----------    -----------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
  Series A - stated at liquidation preference of $25.00 per share                      --          7,500
  Series B - stated at liquidation preference of $24.46 per share                      --         23,528
Common stock - $0.01 par value; 80,000 shares authorized; 35,185 and 35,020 shares issued and outstanding at June 30,
  2004 and December 31, 2003, respectively                                           352            350
Additional paid-in capital                                                      1,446,455      1,441,742
Deferred compensation                                                              (2,324)        (1,479)
Retained deficit                                                                 (666,444)      (695,590)
Accumulated other comprehensive loss                                                   --           (586)
                                                                              -----------    -----------
        Total stockholders' equity                                                778,039        775,465
                                                                              -----------    -----------

        Total liabilities and stockholders' equity                            $ 1,978,219    $ 1,959,028
                                                                              ===========    ===========


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
                                                 CCA 2004 Second Quarter Results
                                                                          Page 8

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 FOR THE THREE MONTHS        FOR THE SIX MONTHS
                                                                                    ENDED JUNE 30,              ENDED JUNE 30,
                                                                                    --------------              --------------
                                                                                  2004          2003          2004          2003
                                                                                  ----          ----          ----          ----
REVENUE:
  Management and other                                                         $ 288,424     $ 253,213     $ 566,254     $ 502,594
  Rental                                                                             955           929         1,903         1,852
                                                                               ---------     ---------     ---------     ---------
                                                                                 289,379       254,142       568,157       504,446
                                                                               ---------     ---------     ---------     ---------
EXPENSES:
  Operating                                                                      220,368       190,294       432,852       375,801
  General and administrative                                                      12,053        10,010        23,022        19,547
  Depreciation and amortization                                                   13,185        13,036        26,055        25,949
                                                                               ---------     ---------     ---------     ---------
                                                                                 245,606       213,340       481,929       421,297
                                                                               ---------     ---------     ---------     ---------

OPERATING INCOME                                                                  43,773        40,802        86,228        83,149
                                                                               ---------     ---------     ---------     ---------

OTHER (INCOME) EXPENSE:
  Equity in (earnings) loss of joint venture                                         150           (46)          300            44
  Interest expense, net                                                           17,337        19,659        34,978        37,381
  Expenses associated with debt refinancing and recapitalization
     transactions                                                                     76         4,135           101         4,135
  Change in fair value of derivative instruments                                    --          (2,900)         --          (2,900)
  (Gain) loss on disposal of assets                                                   (1)            1            41           (15)
  Unrealized foreign currency transaction (gain) loss                                 60          (277)          (86)         (150)
                                                                               ---------     ---------     ---------     ---------
                                                                                  17,622        20,572        35,334        38,495
                                                                               ---------     ---------     ---------     ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
                                                                                  26,151        20,230        50,894        44,654

    Income tax benefit (expense)                                                 (10,818)         --         (20,715)          170
                                                                               ---------     ---------     ---------     ---------

INCOME FROM CONTINUING OPERATIONS                                                 15,333        20,230        30,179        44,824

    Income (loss) from discontinued operations, net of taxes                          91          --             429        (1,692)
                                                                               ---------     ---------     ---------     ---------

NET INCOME                                                                        15,424        20,230        30,608        43,132

  Distributions to preferred stockholders                                           (648)       (8,090)       (1,462)      (13,570)
                                                                               ---------     ---------     ---------     ---------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
                                                                               $  14,776     $  12,140     $  29,146     $  29,562
                                                                               =========     =========     =========     =========

BASIC EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                            $    0.42     $    0.38     $    0.82     $    1.05
  Income (loss) from discontinued operations, net of taxes                          --            --            0.01         (0.06)
                                                                               ---------     ---------     ---------     ---------
    Net income available to common stockholders                                $    0.42     $    0.38     $    0.83     $    0.99
                                                                               =========     =========     =========     =========

DILUTED EARNINGS (LOSS) PER SHARE:
  Income from continuing operations                                            $    0.38     $    0.34     $    0.73     $    0.94
  Income (loss) from discontinued operations, net of taxes                          --            --            0.01         (0.05)
                                                                               ---------     ---------     ---------     ---------
    Net income available to common stockholders                                $    0.38     $    0.34     $    0.74     $    0.89
                                                                               =========     =========     =========     =========



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


                                                 CCA 2004 Second Quarter Results
                                                                          Page 9

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                CALCULATION OF ADJUSTED FREE CASH FLOW AND EBITDA
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)


                                                                                FOR THE THREE MONTHS      FOR THE SIX MONTHS
                                                                                    ENDED JUNE 30,           ENDED JUNE 30,
                                                                                    --------------           --------------
                                                                                 2004         2003         2004          2003
                                                                                 ----         ----         ----          ----

Pre-tax income available to common stockholders                                $ 25,594     $ 12,140     $ 49,861     $ 29,392
Expenses associated with debt refinancing and recapitalization transactions          76        4,135          101        4,135
Income taxes paid                                                                (2,263)      (1,495)      (2,648)      (1,501)
Depreciation and amortization                                                    13,185       13,036       26,055       25,949
Depreciation and amortization for discontinued operations                          --           --           --          1,074
Income tax expense for discontinued operations                                       61         --            287         --
Amortization of debt costs and other non-cash interest                            1,798        2,231        3,674        3,618
Change in fair value of derivative instruments                                     --         (2,900)        --         (2,900)
Series B preferred stock dividends satisfied with series B preferred stock
 and non-recurring tender premium                                                  --          6,460         --          9,790
Maintenance and technology capital expenditures                                 (12,687)      (7,438)     (24,508)     (12,920)
                                                                                -------       ------      -------      -------

ADJUSTED FREE CASH FLOW                                                        $ 25,764     $ 26,169     $ 52,822     $ 56,637
                                                                               ========     ========     ========     ========




                                                                    FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                                        ENDED JUNE 30,              ENDED JUNE 30,
                                                                        --------------              --------------
                                                                     2004          2003          2004           2003
                                                                     ----          ----          ----           ----

Net income                                                        $  15,424     $  20,230     $  30,608     $  43,132
Interest expense, net                                                17,337        19,659        34,978        37,381
Depreciation and amortization                                        13,185        13,036        26,055        25,949
Income tax (benefit) expense                                         10,818          --          20,715          (170)
(Income) loss from discontinued operations, net of taxes                (91)         --            (429)        1,692
                                                                  ---------     ---------     ---------     ---------

EBITDA                                                            $  56,673     $  52,925     $ 111,927     $ 107,984

Expenses associated with debt refinancing and recapitalization
  transactions                                                           76         4,135           101         4,135
Change in fair value of derivative instruments                         --          (2,900)         --          (2,900)
                                                                  ---------     ---------     ---------     ---------

ADJUSTED EBITDA                                                   $  56,749     $  54,160     $ 112,028     $ 109,219
                                                                  =========     =========     =========     =========


Note: Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that Adjusted EBITDA and Adjusted free cash flow are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (Adjusted EBITDA). Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's correctional facilities because it does not take into account depreciation and amortization or the impact of the Company's financing strategies or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EBITDA and Adjusted free cash flow differently than the Company does, and therefore comparability may be limited. Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

                                     -more-

                                                 CCA 2004 Second Quarter Results
                                                                         Page 10

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
              ILLUSTRATION OF NET INCOME ADJUSTED FOR SPECIAL ITEMS
                          AND ASSUMING A TAX PROVISION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    FOR THE THREE              FOR THE SIX
                                                                     MONTHS ENDED              MONTHS ENDED
                                                                    JUNE 30, 2003             JUNE 30, 2003
                                                                ---------------------     ---------------------

Pre-tax income after discontinued operations, as reported          $      20,230              $      42,962
Special items:
   Expenses associated with debt refinancing and
     recapitalization transactions                                         4,135                      4,135
    Change in fair value of derivative instruments                        (2,900)                    (2,900)
                                                                ---------------------     ---------------------
Pre-tax income after discontinued operations, adjusted for
  special items                                                           21,465                     44,197

Income tax adjustment                                                     (8,586)                   (17,679)
                                                                ---------------------     ---------------------

Net income adjusted for special items and assuming a tax
  provision                                                               12,879                     26,518
Preferred stock distributions, as reported                                (8,090)                   (13,570)
Excess distribution to preferred stockholders                              4,472                      4,472
                                                                ---------------------     ---------------------

Net income available to common stockholders, assuming a tax
  provision, as adjusted for special items                         $       9,261              $      17,420
                                                                =====================     =====================

Per diluted share                                                  $        0.26              $        0.52
                                                                =====================     =====================

Note: Throughout 2003, the Company did not recognize an income tax provision because it had not consistently demonstrated an ability to utilize its tax net operating losses within the carryforward period and therefore, applied a valuation allowance to reserve substantially all of its net deferred tax assets. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, the valuation allowance applied to such deferred tax assets was reversed and, beginning with the first quarter of 2004, the Company began providing for an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates, which the Company currently estimates to be approximately 40% using current tax rates.

Net income available to common stockholders and earnings per diluted share for the three and six months ended June 30, 2003, adjusted for special items and a tax provision, have been presented for illustrative purposes because the Company believes such amounts are important measures that supplement discussion and analysis of the Company's results of operations, particularly when comparing results of operations during 2003 to results of operations in 2004, because the results of operations in 2004 include an income tax provision and the results of operations for 2003 did not. (Refer to the note under Calculation of Adjusted Free Cash Flow and EBITDA for a discussion of why special items are presented.) The income tax adjustment was computed by applying the 40% effective tax rate currently estimated for 2004 to pre-tax net income, as adjusted for special items detailed in the foregoing table. The income tax adjustment is not intended to represent the adjustment to the historical income taxes that would have resulted using the effective tax rate the Company actually experienced during the periods presented, and is not necessarily what the actual effective tax rate will be for 2004. Effective tax rates are dependent on many factors, some of which are beyond the Company's control.



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